EXHIBIT 4.1

December 20, 2012

Aegis Capital Corp.
810 Seventh Avenue, 11th Floor
New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that Aegis Capital Corp. (the “Representative”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Timberline Resources, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the Representative of [_____________] shares of common stock (“Firm Shares”), par value $0.001 per share, of the Company (the “Shares”).

To induce the Representative to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representative, it will not, during the period commencing on the date hereof and ending on 90 days after the date of the final prospectus (the “Prospectus”) relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise.  Notwithstanding the foregoing, the undersigned may transfer Shares without the prior consent of the Representative in connection with (a) transactions relating to Shares or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Shares or other securities acquired in such open market transactions, (b) transfers of Shares or any security convertible into Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution pursuant to clause (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Shares, shall be required or shall be voluntarily made during the Lock-up Period, (c) transfer of Shares to a charity or educational institution, or (d) if the undersigned, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Shares to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be, if, in any such case, such transfer is not for value.  In addition, the undersigned agrees that during the Lock-Up Period, without the prior written consent of the Representative, it will not make any demand for or exercise any right with respect to the registration of any Shares or any security convertible into or exercisable or exchangeable for Shares.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Shares except in compliance with this Agreement.

If the undersigned is an officer or director of the Company, (i) the undersigned agrees that the foregoing restrictions shall be equally applicable to any issuer-directed or “friends and family” Shares that the undersigned may purchase in the Public Offering; (ii) the Representative agrees that, at least three (3) Business Days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Shares, the Representative will notify the Company of the impending release or waiver, and (iii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two (2) Business Days before the effective date of the release or waiver.  Any release or waiver granted by the Representative hereunder to any such officer or director shall only be effective two (2) Business Days after the publication date of such press release.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

No provision in this agreement shall be deemed to restrict or prohibit the exercise or exchange by the undersigned of any option or warrant to acquire Shares, or securities exchangeable or exercisable for or convertible into Shares, provided that the undersigned does not transfer the Shares acquired on such exercise or exchange during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this letter agreement.  In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Shares or any securities convertible into or exercisable or exchangeable for Shares within the Lock-Up Period).

The undersigned understands that the Company and the Representative are relying upon this letter agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if the Underwriting Agreement is not executed by December 20, 2012, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder this agreement shall be void and of no further force or effect.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Representative.

Very truly yours,
(Name)
(Address)